Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-267446) of Freight Technologies, Inc. and Subsidiaries (the “Company”), of our report dated May 9, 2024, with respect to the consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, which appears in this Form 20-F/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Melville, NY

November 15, 2024

An independent member of UHY International